EXHIBIT 99.4

Laredo Petroleum, Inc.
Unaudited pro forma condensed consolidated financial information

On October 30, 2017, Laredo Midstream Services, LLC ("LMS"), a wholly owned subsidiary of Laredo Petroleum, Inc. ("Laredo" or the "Company"), and Medallion Midstream Holdings, LLC, which is owned and controlled by an affiliate of The Energy & Minerals Group ("EMG"), closed on the sale (the "Transaction") of 100% of the ownership interests in Medallion Gathering & Processing, LLC ("Medallion") for a cash purchase price of $1.825 billion, subject to customary post-closing adjustments, to an affiliate of Global Infrastructure Partners ("GIP"). The Transaction also includes potential additional cash consideration, if any, that is structured based on GIP’s realized profit at exit. Medallion is the sole owner of the Medallion – Midland Basin pipeline system. In exchange for its 49% interest in Medallion, LMS received approximately $829.6 million in net proceeds before taxes and post-closing adjustments, which represents 49% of the purchase price after deduction of its proportionate share of fees and other expenses associated with the Transaction. EMG, Laredo and LMS may have certain post-closing indemnity obligations. The net proceeds are expected to be used for (i) the full repayment of the Company's senior secured credit facility, (ii) the redemption of the $500.0 million in aggregate principal amount of 7 3/8% senior unsecured notes due 2022 (the "May 2022 Notes") and (iii) working capital purposes.

During the year ended December 31, 2014, LMS entered into a Transportation Services Agreement (the "TA") with a wholly-owned subsidiary of Medallion under which LMS receives firm transportation of the Company's crude oil production from Reagan and Glasscock County, Texas to Colorado City, Texas. Historically, the Company's crude oil purchasers have fulfilled the commitment by transporting crude oil, purchased from the Company, under the TA, as agent. As of June 30, 2017, the Company's maximum exposure to loss associated with the TA is $151.3 million. As a result of the Company's continuing involvement with Medallion due to the TA surviving the closing of the Transaction, the Company recorded a deferred gain in the amount of its maximum exposure to loss. This deferred gain will be amortized over the TA's firm commitment transportation term through 2024.

The unaudited pro forma condensed consolidated balance sheet has been prepared as if the sale of the Company's ownership interests in Medallion, the repayment of the Company's senior secured credit facility and the redemption of the May 2022 Notes occurred as of June 30, 2017. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 have been prepared as if sale of the Company's ownership interests in Medallion, the repayment of the Company's senior secured credit facility and the redemption of the May 2022 Notes occurred on January 1, 2017 and January 1, 2016, respectively. The unaudited pro forma condensed consolidated financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2017.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of the Company would actually have been had the transactions described above occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable, reasonable and with respect to the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016, expected to have a continuing impact on the consolidated results. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated financial information have been made.

Laredo Petroleum, Inc.
Pro forma condensed consolidated balance sheet
June 30, 2017
(in thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$35,024	$245,929	(a)	$280,953
Other current assets	132,640	—		132,640
Total current assets	167,664	245,929		413,593
Property and equipment:
Oil and natural gas properties (full cost method), net	1,328,930	—		1,328,930
Midstream service assets, net	128,941	—		128,941
Other fixed assets, net	41,415	—		41,415
Property and equipment, net	1,499,286	—		1,499,286
Investment in equity method investee	249,492	(249,492)	(b)	—
Other assets, net	24,812	—		24,812
Total assets	$1,941,254	$(3,563)		$1,937,691
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,777	$—		$10,777
Other current liabilities	161,306	53,298	(c)	214,604
Total current liabilities	172,083	53,298		225,381
Long-term debt, net	1,390,277	(599,313)	(d)	790,964
Other noncurrent liabilities	54,491	143,329	(e)	197,820
Total liabilities	1,616,851	(402,686)		1,214,165
Stockholders’ equity	324,403	399,123	(f)	723,526
Total liabilities and stockholders’ equity	$1,941,254	$(3,563)		$1,937,691

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Laredo Petroleum, Inc.
Pro forma condensed consolidated statement of operations
For the six months ended June 30, 2017
(in thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Oil, NGL and natural gas sales	$280,573	$—		$280,573
Midstream service revenues	5,702	—		5,702
Sales of purchased oil	89,732	—		89,732
Total revenues	376,007	—		376,007
Costs and expenses:
Lease operating expenses	37,096	—		37,096
Production and ad valorem taxes	17,253	—		17,253
Midstream service expenses	1,812	—		1,812
Costs of purchased oil	94,276	—		94,276
General and administrative	47,605	—		47,605
Depletion, depreciation and amortization	72,115	—		72,115
Other operating expenses	2,463	—		2,463
Total costs and expenses	272,620	—		272,620
Operating income	103,387	—		103,387
Non-operating income (expense):
Gain on derivatives, net	65,568	—		65,568
Income from equity method investee	5,539	(5,539)	(g)	—
Interest expense	(45,893)	19,663	(h)	(26,230)
Other non-operating income, net	785	9,890	(i)	10,675
Non-operating income, net	25,999	24,014		50,013
Income before income taxes	129,386	24,014		153,400
Income tax:
Deferred	—	—		—
Total income tax	—	—		—
Net income	$129,386	$24,014		$153,400
Net income per common share:
Basic	$0.54			$0.64
Diluted	$0.53			$0.63
Weighted-average common shares outstanding:
Basic	238,870			238,870
Diluted	244,385			244,385

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Laredo Petroleum, Inc.
Pro forma condensed consolidated statement of operations
For the year ended December 31, 2016
(in thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Oil, NGL and natural gas sales	$426,485	$—		$426,485
Midstream service revenues	8,342	—		8,342
Sales of purchased oil	162,551	—		162,551
Total revenues	597,378	—		597,378
Costs and expenses:
Lease operating expenses	75,327	—		75,327
Production and ad valorem taxes	28,586	—		28,586
Midstream service expenses	4,077	—		4,077
Costs of purchased oil	169,536	—		169,536
General and administrative	91,756	—		91,756
Depletion, depreciation and amortization	148,339	—		148,339
Impairment expense	162,027	—		162,027
Other operating expenses	5,692	—		5,692
Total costs and expenses	685,340	—		685,340
Operating loss	(87,962)	—		(87,962)
Non-operating (expense) income:
Loss on derivatives, net	(87,425)	—		(87,425)
Income from equity method investee	9,403	(9,403)	(g)	—
Interest expense	(93,298)	39,976	(h)	(53,322)
Other non-operating (expense) income, net	(1,457)	13,266	(i)	11,809
Non-operating expense, net	(172,777)	43,839		(128,938)
Loss before income taxes	(260,739)	43,839		(216,900)
Income tax:
Deferred	—	—		—
Total income tax	—	—		—
Net loss	$(260,739)	$43,839		$(216,900)
Net loss per common share:
Basic	$(1.16)			$(0.96)
Diluted	$(1.16)			$(0.96)
Weighted-average common shares outstanding:
Basic	225,512			225,512
Diluted	225,512			225,512

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Laredo Petroleum, Inc.
Notes to the pro forma condensed consolidated financial information
(Unaudited)

1.	Basis of presentation

The unaudited pro forma condensed consolidated financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2017.

2. Pro forma adjustments and assumptions

The unaudited pro forma condensed consolidated financial information gives pro forma effect to the following items: (i) the sale of the Company's ownership interests in Medallion, (ii) the repayment of the Company's senior secured credit facility and (iii) the redemption of the May 2022 Notes.

Condensed Consolidated Balance Sheet

(a) Represents 49% of the cash purchase price of $1.825 billion, further adjusted for $12.3 million of the Company's portion of estimated fees and expenses paid at closing and $0.9 million of closing adjustments, $5.5 million in estimated taxes related to the gain on the Transaction, $105.0 million used to fully repay the principal amount outstanding under the Company's senior secured credit facility and $524.7 million used to (i) repay the principal amount of the May 2022 Notes and (ii) pay the applicable redemption premium, accrued interest and related estimated redemption transaction expenses.

(b) To eliminate the carrying value of the Company's equity method investment in Medallion.

(c) Adjustments account for (i) a reduction in accrued interest of $6.1 million attributable to the period of May 1, 2017 to June 30, 2017 for the May 2022 Notes as the interest was paid upon redemption of the May 2022 Notes, (ii) the current portion of the Company's 49% share of the obligation to pay estimated costs subsequent to closing related to the Transaction in the amount of $39.3 million and (iii) the current portion of the deferred gain associated with the Transaction of $20.1 million.

(d) To eliminate the (i) principle amount outstanding of the Company's senior secured credit facility and (ii) net carrying value of May 2022 Notes.

(e) To account for the noncurrent portion of (i) the Company's share of the obligation to pay estimated costs subsequent to closing related to the Transaction of $12.2 million and (ii) the deferred gain associated with the Transaction of $131.1 million.

(f) To adjust retained earnings for the pro forma effects of the Transaction and the use of the proceeds. Adjustments reflect the (i) non-deferred portion of the gain of $423.4 million, net of tax of $5.5 million, on the Transaction that was calculated based on the carrying value of the Company's equity method investment in Medallion as of June 30, 2017 and (ii) loss on redemption of the May 2022 Notes of $24.2 million that was calculated based on the net carrying value of the May 2022 Notes as of June 30, 2017.

Condensed Consolidated Statements of Operations

(g) To eliminate equity method income from Medallion.

(h) To adjust interest expense to give effect to the application of the net proceeds to pay off the Company's indebtedness under its senior secured credit facility and the redemption of the May 2022 Notes.

(i) To give effect to the amortization of the deferred gain on the Transaction for the respective period.